625 Liberty Avenue
Suite 1700
Pittsburgh, PA 15222	Contact:	Patrick Kane
(412) 553-7833

EQT Reports Third Quarter 2009 Earnings

PITTSBURGH, Oct. 29 /PRNewswire-FirstCall/ -- EQT Corporation (NYSE: EQT) today announced third quarter 2009 earnings per diluted share (EPS) of $0.02 on net income of $2.9 million and operating cash flow of $62.6 million.  This compares with EPS of $0.73 on net income of $96.2 million and operating cash flow of $205.4 million in the third quarter 2008.  Adjusting for long-term incentive compensation and office relocation expenses recorded in the third quarter 2009, EPS was $0.22.

Third quarter 2009 highlights include the following:

▪	EQT completed its most productive Marcellus well to date. Average daily production rate for the first 30 days was 9 MMcfe.

▪	Average costs for completed horizontal Marcellus wells have been reduced to $3 million. Unit finding and development (F&D) costs for EQT’s Marcellus play have thus far been reduced to $0.86 per Mcfe.

▪	Sales of produced natural gas increased to 25.2 Bcfe; 18.5% higher than third quarter 2008.

▪	Unit lease operating expense excluding production taxes (LOE) decreased 11% for the quarter to $0.32 per Mcfe and has decreased 15% year-to-date to $0.28 per Mcfe; an industry leading result.

▪
Due to improved well results throughout all of our Appalachian shale plays, EQT expects sales of produced natural gas in 2009 to be 100 Bcfe; at the high end of our previous guidance of 98-100 Bcfe and 19% higher than 2008 sales of 84 Bcfe. These results further confirm EQT’s position as the largest natural gas producer in the Appalachian Basin.

Operating income was $39.9 million, 75% lower than the third quarter 2008.  Higher long-term incentive compensation expense and lower commodity prices more than offset higher revenues from increased production, gathering and processing volumes and higher utility rates.  Lower commodity prices reduced operating income by $47.1 million in the third quarter.  In total, net operating revenues declined by $10.9 million to $204.8 million.  Operating expenses, excluding purchased gas cost and long-term incentive compensation and office relocation expenses, increased by $5.8 million.

Quarterly Results by Business

EQT Production

EQT Production's operating income for the quarter totaled $31.5 million, $35.8 million lower than the same period last year.  Production operating revenues were $91.9 million; $30.2 million lower than in 2008.  Sales of produced natural gas increased by 18.5%, to 25.2 Bcfe; driven by horizontal air drilling in the Huron/Berea play.  Increased revenue and operating income from increased sales of produced natural gas was more than offset by lower wellhead natural gas prices.  The average wellhead natural gas price was $3.55 per Mcfe; 37% lower than in 2008 due to lower NYMEX prices.

Despite the 18.5% increase in sales of produced natural gas, operating expenses for the quarter were up only 10.2%, to $60.4 million.  Importantly, LOE was essentially unchanged over the third quarter of last year.  Depreciation, depletion and amortization expense (DD&A) was $9.8 million higher, mainly due to increases in produced volumes and the depletion rate.  Selling, general and administrative (SG&A) expense was $10.5 million, $2.0 million higher than last year and exploration expense was $4.5 million in the quarter; about a million dollars higher than last year.  Partially offsetting these cost increases was a $7.5 million decrease in commodity-based production taxes.

The combination of increased produced volumes and flat lease operating expenses resulted in an 11% period-to-period decrease in LOE to $0.32 per Mcfe; an industry leading result.  LOE plus production taxes yielded a unit rate of $0.58 per Mcfe for the quarter; 41% lower than last year.

Huron/Berea Play

Huron/Berea horizontal air drilling continued to be the main driver of sales of produced natural gas growth in the quarter.  In the third quarter, approximately 26% of EQT’s sales of produced natural gas came from horizontal Huron and Berea wells, a 129% increase over third quarter 2008.  The company drilled 238 horizontal wells into the Huron and Berea during the first nine months and is on track to drill 348 horizontal wells in this play during 2009.  EQT has drilled 712 horizontal wells in this play since inception.

Approximately 90% of the horizontal Huron wells are single-leg horizontal wells with an average length of 3,700 feet.  Approximately 10% of the horizontal Huron wells are drilled using new geometries or techniques intended to increase production per well by increasing horizontal feet per well.  Year-to-date EQT has drilled 15 multi-lateral wells with a total lateral length of between 13,000 and 24,000 feet per well; and two extended lateral wells with a lateral length of 5,600 feet per well; 66% increase in pay than a typical horizontal Huron/Berea well.  Early results are encouraging and the company expects to continue to experiment with both revised geometry multi-lateral and extended single-lateral wells, with an expectation that this will further increase estimated ultimate recoveries (EURs) and decrease unit F&D costs going forward.

Marcellus Play

EQT drilled 16 horizontal Marcellus wells and turned-in-line (TIL) four wells in the third quarter 2009.  One well in Greene County, Pennsylvania produced at an average rate of 9.0 MMcfe per day for the first 30 days of production.  The other three wells are in Doddridge County, West Virginia.  Two have been on-line for 30 days and averaged 1.5 MMcfe and 2.2 MMcfe per day for the first 30 days of production, respectively.  EQT has now drilled 34 horizontal wells in the Marcellus play since 2008.  Eleven of these wells have been on-line for more than 30 days.  The company is on track to drill 41 horizontal Marcellus wells in 2009.  Including vertical wells, EQT has drilled a total of 54 wells in this play since 2008.

Average 30-day initial production rates for horizontal Marcellus wells have ranged from 1.0 to 9.0 MMcfe per day.  EQT currently estimates ultimate recovery of 3.5 Bcfe from these wells. Costs to drill and complete horizontal Marcellus wells continue to decrease.  The most recent wells have cost $3.0 million; a decrease of 45% during 2009.  With these improved costs, unit F&D costs for this play have thus far been reduced to $0.86 per Mcfe.

Total sales of produced natural gas from the Marcellus play is currently 17 MMcfe per day.  EQT expects this rate to more than double by year-end.

EQT Midstream

EQT Midstream earned $37.9 million of operating income for the quarter, compared to $29.8 million reported for the same period last year.  Net operating revenues for the quarter were $87.5 million, 23% higher than last year.  Net gathering revenues increased $5.9 million, 16% higher; driven by an 8% increase in gathering volumes and higher gathering rates. Net processing revenues increased $3.5 million, 30% higher; NGL’s sold increased by 50% while the average NGL sales price decreased by 48%.  Net transmission revenues increased by $5.1 million, 39% higher; driven by increased firm transportation revenues from our Big Sandy pipeline.  Net storage, marketing and other revenues increased by $1.8 million, 19% higher; due to increased sales to an industrial customer.

Operating expenses increased year-over-year to $49.7 million, up from $41.5 million in the third quarter 2008.  The increase was mainly attributable to a $5.4 million increase in operating and maintenance costs (O&M) and a $4.9 million increase in DD&A.  The increases in O&M and DD&A were primarily due to the growth in the EQT Midstream business, including increased electric costs, property taxes and labor to operate the expanded gathering, processing and transmission infrastructure.

Equitrans

EQT Midstream successfully completed an open season earlier this month for a proposed expansion of its Equitrans pipeline that will provide high-pressure gathering/transmission capacity for Marcellus production in Southwestern Pennsylvania and Northern West Virginia.  Total capacity demand indicated in the open season was 1,100,000 Dth per day.  The next steps are to continue the process of securing firm precedent agreements with shippers and obtain FERC approval.  The vast majority of the capital investment for the Equitrans expansion project would be invested beginning in the second half of 2011, pending FERC approval.

Distribution

Distribution’s operating income totaled $3.2 million for the third quarter of 2009, compared to a $1.8 million operating loss for the third quarter of 2008.  Net operating revenues were $25.3 million for the third quarter of 2009, compared to $22.4 million for the third quarter of 2008.  The $2.9 million increase in net operating revenues was primarily a result of higher rates approved by the Pennsylvania Public Utility Commission in February 2009. Operating expenses totaled $22.1 million for the third quarter of 2009, compared to $24.2 million for the third quarter of 2008.

Other Business

Long-term Incentive Compensation Programs

The company has executive long-term incentive compensation programs designed to align management’s long-term incentive compensation with the absolute and relative returns earned by the company’s shareholders.  The expense of these programs is mainly driven by changes in EQT’s stock price and EQT’s performance relative to a previously disclosed peer group.  The increase in stock price during the third quarter 2009 resulted in a total pre-tax long-term incentive compensation expense of $28.2 million, which reduced after tax net income by approximately $23 million.  This resulted in a $113.5 million swing in reported long-term incentive compensation expenses versus the $85.3 million reversal of previously recorded expenses in the third quarter 2008, as a result of the decrease in stock price during that period.

Office Relocation

The company completed its relocation from Pittsburgh’s North Shore to an office building located in downtown Pittsburgh, to accommodate its growth.  The company recognized an accounting charge of $4.1 million related to the move.

Hedging

EQT recognized a $45.4 million net gain from its production hedges in the quarter.  The company’s sales of produced natural gas are approximately 60% hedged for 2009.  There were no changes to the company’s production hedge position in the quarter.  The company’s total hedge positions for 2009 through 2011 production are:

	2009**	2010	2011
Swaps
Total Volume (Bcf)	9	23	19
Average Price per Mcf (NYMEX)*	$5.91	$5.12	$5.10

Puts
Total Volume (Bcf)	–	3	3
Average Floor Price per Mcf (NYMEX)*	$–	$7.35	$7.35

Collars
Total Volume (Bcf)	6	17	14
Average Floor Price per Mcf (NYMEX)*	$7.34	$7.28	$7.11
Average Cap Price per Mcf (NYMEX)*	$13.68	$14.05	$14.12

* The above price is based on a conversion rate of 1.05 MMBtu/Mcf
**October through December

Operating Income

The company reports operating income by segment in this press release.  Both interest and income taxes are controlled on a consolidated, corporate-wide basis, and are not allocated to the segments.

The following table reconciles operating income by segment as reported in this press release to the consolidated operating income reported in the company’s financial statements:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating income (thousands):
EQT Production	$31,522	$67,296	$109,587	$201,805
EQT Midstream	37,878	29,772	119,660	114,254
Distribution	3,230	(1,772)	56,435	38,207
Unallocated (expenses) / income	(32,698)	67,430	(42,100)	29,016
Operating income	$39,932	$162,726	$243,582	$383,282

Unallocated (expenses) / income are primarily the result of long-term incentive compensation and administrative costs.  For each period presented, the difference between equity in earnings of nonconsolidated investments as reported on the company's statements of consolidated income and on EQT Midstream’s operational and financial report is the earnings from the company's ownership interest in Appalachian Natural Gas Trust.

Price Reconciliation

EQT Production's average wellhead sales price is calculated by allocating some revenues to EQT Midstream for the gathering, processing and transportation of the produced gas.  EQT Production’s average wellhead sales price for the three and nine months ended September 30, 2009 and 2008 were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Average NYMEX price ($ / MMBtu)	$3.39	$10.24	$3.93	$9.73
Average Btu premium	0.37	1.19	0.37	1.13
Average NYMEX price ($ / Mcfe)	3.76	11.43	4.30	10.86
Average basis	0.06	0.15	0.11	0.23
Hedge impact	1.81	(3.73)	1.38	(3.50)
Average hedge adjusted price ($ / Mcfe)	5.63	7.85	5.79	7.59

Revenues to EQT Midstream ($ / Mcfe)	(1.68)	(1.64)	(1.69)	(1.46)
Third-party gathering, processing and transportation	(0.40)	(0.59)	(0.34)	(0.47)
Total revenue deductions	(2.08)	(2.23)	(2.03)	(1.93)
Average wellhead sales price to EQT Production	3.55	5.62	3.76	5.66

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	1.68	1.64	1.69	1.46
Revenues to EQT Production	3.55	5.62	3.76	5.66
Average wellhead sales price to EQT Corporation	$5.23	$7.26	$5.45	$7.12

Unit Costs

EQT’s unit costs to produce, gather, process and transport EQT's produced natural gas were:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Production segment costs: ($ / Mcfe)
LOE	$0.32	$0.36	$0.28	$0.33
Production taxes	0.26	0.62	0.30	0.57
SG&A	0.39	0.37	0.38	0.45
	0.97	1.35	0.96	1.35
Midstream segment costs: ($ / Mcfe)
Gathering, processing and transmission	0.45	0.39	0.44	0.37
SG&A	0.14	0.11	0.14	0.12
	0.59	0.50	0.58	0.49
Total	$1.56	$1.85	$1.54	$1.84

Non-GAAP Disclosures

Operating cash flow, net operating revenues, net income excluding long-term incentive compensation and office relocation expenses and operating expense excluding purchased gas cost and long-term incentive compensation and office relocation expenses, should not be considered in isolation or as substitutes for net income, net cash provided by operating activities, operating revenues or operating expenses prepared in accordance with GAAP. The tables below reconcile the non-GAAP disclosures to the most directly comparable GAAP numbers as derived from the financial statements to be included in the company's Form 10-Q for the three and nine months ended September 30, 2009 and 2008.

Operating Cash Flow

Operating cash flow is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred.

	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands)	2009	2008	2009	2008
Net Income:	$2,909	$96,198	$101,547	$222,109
Add back (deduct):
Deferred income taxes	11,921	70,166	94,799	195,381
Depreciation, depletion, and amortization	49,706	34,269	140,483	97,085
Other items, net	(1,980)	4,789	(3,783)	1,357
Operating cash flow:	$62,556	$205,422	$333,046	$515,932
Add back (deduct):
Changes in margin deposits	$6,323	$208,951	$7,442	$(24,742)
Other changes in operating assets and liabilities	15,590	(176,246)	212,097	(164,319)
Net cash provided by operating activities	$84,469	$238,127	$552,585	$326,871

Net Operating Revenues

Net operating revenues is presented because it is an important analytical measure used by management to evaluate period-to-period comparisons of revenue.  Purchased gas cost, which is subject to commodity price volatility and a significant portion of which is passed on to customers with no net revenue impact, is typically excluded by management in such analyses.

	Three Months Ended September 30,		Nine Months Ended September 30,
(thousands)	2009	2008	2009	2008
Net operating revenues	204,784	215,713	668,629	695,966
Plus: Purchased gas cost	13,573	82,114	257,171	471,644
Operating revenues	$218,357	$297,827	$925,800	$1,167,670

Net Income Excluding Long-Term Incentive Compensation and Office Relocation Expenses

The third quarter results of 2009 and 2008 were impacted by long-term incentive compensation and office relocation expenses in the third quarter of 2009 and income from long-term incentive compensation expense reversals in the third quarter of 2008. Net income excluding long-term incentive compensation and office relocation expenses is presented because it is an important measure used by management to evaluate period-to-period comparisons of earnings trends.

	Three Months Ended September 30,
(thousands)	2009	2008
Income before income taxes as reported:	$10,000	$151,882
Add back: Long-term incentive compensation expenses	28,202	(85,311)
Add back: Office relocation expenses	4,109	-
Adjusted income before taxes	$42,311	$66,571

Taxes as adjusted	$13,858	$24,831

Net income excluding long-term incentive compensation and office relocation expenses:	$28,453	$41,740

Diluted weighted average common shares outstanding:	131,505	131,558
Diluted EPS as adjusted:	$0.22	$0.32

Operating Expenses Excluding Purchased Gas Cost and Long-Term Incentive Compensation and Office Relocation Expenses

Operating expenses excluding purchased gas cost and long-term incentive compensation and office relocation expenses is presented for comparability between periods and is a significant measure used by management in evaluating period-to-period cost trends.

	Three Months Ended September 30,
(thousands)	2009	2008
Operating expenses excluding purchased gas cost and long-term incentive compensation and office relocation expenses	$132,541	$138,298
Plus: Purchased gas cost	13,573	82,114
Plus: Long-term incentive compensation expenses	28,202	(85,311)
Plus: Office relocation expenses	4,109	-
Operating expenses	$178,425	$135,101

EQT's conference call with securities analysts, which begins at 10:30 a.m. Eastern Time today, will be broadcast live via EQT's web site, http://www.eqt.com and on the Investor information page from the company’s web site which is available at http://ir.eqt.com, and will be available for seven days.

EQT is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com.  Investor information is available on EQT’s web site at http://ir.eqt.com.  EQT uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors Web pages.

EQT management speaks to investors from time to time.  Slides for these discussions will be available online via EQT's web site.  The slides may be updated periodically.

Cautionary Statements

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The company uses the terms "probable", "possible", "potential" and other descriptions of volumes of reserves that may be recoverable through additional drilling or recovery techniques that the SEC's guidelines would prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized. Investors are urged to consider closely the disclosure in the company's 2008 Form 10-K, File No. 001-03551 available from the company at 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222, Attention: Corporate Secretary. You can also obtain the company's Form 10-K from the SEC by calling 1-800-SEC-0330.

Total sales volumes per day at period end is an operational estimate of the daily sales volume on a typical day (excluding curtailments) at the end of the applicable period.

F&D costs for the Marcellus Play is estimated by dividing the cost per well of $3.0 million by the expected EUR of 3.5 Bcfe.

The company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the company and its subsidiaries, including guidance regarding the company’s drilling and infrastructure programs (including the Equitrans expansion project) and technology, production and sales volumes, reserves, EUR, F&D costs, the expected decline curve, capital expenditures, financing requirements, projected operating cash flows, hedging strategy and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.  The company has based these forward-looking statements on current expectations and assumptions about future events. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control.  The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s Form 10-K for the year ended December 31, 2008, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating revenues	$218,357	$297,827	$925,800	$1,167,610

Operating expenses:
Purchased gas costs	13,573	82,114	257,171	471,644
Operation and maintenance	34,561	30,333	101,042	84,537
Production	16,153	23,076	46,033	59,965
Exploration	4,526	3,508	12,252	4,901
Selling, general and administrative	59,906	(38,199)	125,237	66,196
Depreciation, depletion and amortization	49,706	34,269	140,483	97,085
Total operating expenses	178,425	135,101	682,218	784,328

Operating income	39,932	162,726	243,582	383,282

Other income	511	611	1,799	5,709
Equity in earnings of nonconsolidated investments	1,950	1,557	4,682	4,548
Interest expense	32,393	13,012	78,096	40,992
Income before income taxes	10,000	151,882	171,967	352,547
Income taxes	7,091	55,684	70,420	130,438
Net income	$2,909	$96,198	$101,547	$222,109

Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	130,850	130,540	130,806	126,223
Net income	$0.02	$0.74	$0.78	$1.76

Diluted:
Weighted average common shares outstanding	131,505	131,558	131,450	127,288
Net income	$0.02	$0.73	$0.77	$1.74

(A)
Due to the seasonal nature of the Company's natural gas distribution and storage businesses, and the volatility of commodity prices, the interim statements for the three and nine months periods are not indicative of results for a full year.

EQT PRODUCTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

OPERATIONAL DATA

Natural gas and oil production (MMcfe)	26,722	23,249	76,705	65,813
Company usage, line loss (MMcfe)	(1,566)	(2,012)	(4,207)	(4,905)
Total sales volumes (MMcfe)	25,156	21,237	72,498	60,908

Average (well-head) sales price ($/Mcfe)*	$3.55	$5.62	$3.76	$5.66

Sales of Produced Natural Gas detail (MMcfe)
Horizontal Huron / Berea Play	6,661	2,914	17,793	6,043
Horizontal Marcellus Play	539	208	1,301	215
CBM Play	3,129	2,989	9,144	8,806
Other (vertical non-CBM)	14,827	15,126	44,260	45,844
Total sales of produced natural gas	25,156	21,237	72,498	60,908

Lease operating expenses, excluding production taxes ($/Mcfe)	$0.32	$0.36	$0.28	$0.33
Production taxes ($/Mcfe)	$0.26	$0.62	$0.30	$0.57
Production depletion ($/Mcfe)	$1.04	$0.81	$1.03	$0.81

Production depletion	$27,734	$18,796	$79,165	$53,389
Other depreciation, depletion and amortization	2,122	1,219	4,559	3,368
Total depreciation, depletion and amortization	$29,856	$20,015	$83,724	$56,757

Capital expenditures (thousands)	$144,497	$250,058	$446,813	$492,934

FINANCIAL DATA (Thousands)

Total operating revenues	$91,922	$122,083	$279,570	$352,109

Operating expenses:
Lease operating expense excluding production taxes	8,633	8,379	21,845	21,395
Production taxes	6,932	14,387	23,082	37,724
Exploration expense	4,527	3,508	12,252	4,901
Selling, general and administrative	10,452	8,498	29,080	29,527
Depreciation, depletion and amortization	29,856	20,015	83,724	56,757
Total operating expenses	60,400	54,787	169,983	150,304

Operating income	$31,522	$67,296	$109,587	$201,805

*
Average well-head sales price is calculated as market price adjusted for hedging activities less deductions for gathering, processing and transmission included in EQT Midstream revenues. These deductions totaled $1.68 and $1.64/Mcfe for the three months ended September 30, 2009 and 2008, respectively and $1.69/Mcfe and $1.47/Mcfe for the nine months ended September 30, 2009 and 2008, respectively.

EQT MIDSTREAM
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

OPERATIONAL DATA

Gathered volumes (BBtu)	40,849	37,851	118,918	105,132
Average gathering fee ($/MMBtu)	$1.05	$0.99	$1.04	$0.99
Gathering and compression expense ($/MMBtu)	$0.42	$0.38	$0.41	$0.37
NGLs Sold (Mgal) (a)	29,948	19,916	89,836	55,490
Average NGL sales price ($/gal)	$0.78	$1.51	$0.69	$1.48
Transmission pipeline throughput (BBtu)	21,471	22,605	61,003	53,745

Net operating revenues (thousands):
Gathering	$42,725	$36,779	$122,178	$103,507
Processing	15,076	11,624	31,823	32,077
Transmission	18,006	12,950	55,551	34,904
Storage, marketing and other	11,737	9,889	51,758	54,773
Total net operating revenues	$87,544	$71,242	$261,310	$225,261

Capital expenditures (thousands)	$39,817	$184,854	$155,334	$432,518

FINANCIAL DATA (Thousands)

Total operating revenues	$124,065	$186,114	$366,939	$561,216
Purchased gas costs	36,521	114,872	105,629	335,955
Total net operating revenues	87,544	71,242	261,310	225,261

Operating expenses:
Operating and maintenance	24,957	19,607	70,597	52,550
Selling, general and administrative	11,232	13,256	32,551	34,789
Depreciation and amortization	13,477	8,607	38,502	23,668
Total operating expenses	49,666	41,470	141,650	111,007

Operating income	$37,878	$29,772	$119,660	$114,254

Other income	$342	$460	$1,247	$5,307
Equity in earnings of nonconsolidated investments	$1,946	$1,363	$4,608	$3,989

(a)
 NGLs sold includes NGLs recovered at the Company’s processing plant and transported to a fractionation plant owned by a third party for separation into commercial components, net of volumes retained, as well as equivalent volumes sold at liquid component prices under the Company’s contractual processing arrangements with third parties.

DISTRIBUTION
OPERATIONAL AND FINANCIAL REPORT

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

OPERATIONAL DATA

Heating degree days (30 year average: Qtr - 124; YTD - 3,759)	81	41	3,521	3,502

Residential sales and transportation volume (MMcf)	1,282	1,278	15,915	15,988
Commercial and industrial volume (MMcf)	5,178	3,992	21,813	20,827
Total throughput (MMcf) - Distribution	6,460	5,270	37,728	36,815

Net operating revenues (thousands):
Residential	$14,044	$12,090	$77,039	$71,716
Commercial & industrial	6,353	5,884	34,170	33,218
Off-system and energy services	4,921	4,414	16,854	13,662
Total net operating revenues	$25,318	$22,388	$128,063	$118,596

Capital expenditures (thousands)	$9,844	$12,179	$25,337	$32,162

FINANCIAL DATA (Thousands)

Total operating revenues	$54,599	$88,789	$425,865	$459,482
Purchased gas costs	29,281	66,401	297,802	340,886
Net operating revenues	25,318	22,388	128,063	118,596

Operating expenses:
Operating and maintenance	10,158	11,075	30,588	32,393
Selling, general and administrative	6,405	7,878	24,591	32,581
Depreciation and amortization	5,525	5,207	16,449	15,415
Total operating expenses	22,088	24,160	71,628	80,389

Operating income (loss)	$3,230	$(1,772)	$56,435	$38,207